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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 10, 2004

PRIMEDIA Inc.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other Jurisdiction of Incorporation or Organization)	1-11106 (Commission File Number)	13-3647573 (I.R.S. Employer Identification No.)
745 FIFTH AVENUE, NEW YORK, NEW YORK (Address of principal executive offices)
10151 (Zip Code)

Registrant's telephone number, including area code: (212)-745-0100

Item 5.    Other Events and Regulation FD Disclosure

        On May 10, 2004, PRIMEDIA Inc. issued a press release relating to the pricing of its $175 million offering of Senior Floating Rate Notes Due 2010 and its intention to enter into a new $100 million term loan credit facility with a maturity date of December 30, 2009 fully underwritten by Bank of America N.A., JP Morgan Chase Bank and Citigroup. A copy of the press release is attached hereto as Exhibit 99.

        The Company intends to use the net proceeds from the offering of its $175 million principal amount of Senior Floating Rate Notes 2010, together with $100 million in borrowings under its new term loan credit facility (the "Term Loan C Facility"), estimated to be approximately $269.0 million (after deducting the initial purchasers' discounts and paying transaction expenses), to repay approximately $150.0 million of its outstanding term loans under its bank credit facilities and, subject to approval of the Company's independent directors as required by its charter, toward the redemption, in whole or in part, of its Series J Convertible Preferred Stock. As of June 1, 2004, approximately $175.0 million of the Company's Series J Convertible Preferred Stock will be outstanding. If the Company redeems all of the Series J Convertible Preferred Stock, it will borrow an additional $56.0 million under its revolving loan facility. If the Company does not redeem all of its Series J Convertible Preferred Stock and/or its Term Loan C Facility does not become effective, the Company will use the proceeds of the offering to reduce other indebtedness or to redeem other preferred stock, and may not permanently reduce available commitments under its bank credit facilities. The Company intends to incur additional indebtedness under the Term Loan C Facility, but there can be no guarantee that the Term Loan C Facility will become effective.

Item 7.    Financial Statements and Exhibits

        (c) Exhibits

        Exhibit 99: Press Release of PRIMEDIA Inc., dated May 10, 2004.

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SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PRIMEDIA Inc. (Registrant)
Date: May 10, 2004	By:	/s/ Beverly C. Chell Beverly C. Chell Vice Chairman and Secretary

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INDEX TO EXHIBITS

Exhibit No.	Description
99	Press Release of PRIMEDIA Inc., dated May 10, 2004

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SIGNATURES
INDEX TO EXHIBITS